Exhibit 8.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 17, 2016

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211-2609

Ladies and Gentlemen:

We have acted as counsel to Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $657,501,907 pursuant to that certain Equity Distribution Agreement dated May 17, 2016 (the “Distribution Agreement”), by and among the Partnership, on the one hand, and the several managers named therein, on the other.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set out below, including (i) the registration statement on Form S-3 (Registration No. 333-210976) (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended; (ii) the prospectus included in the Registration Statement dated May 17, 2016 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated May 17, 2016 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”); (iv) the Distribution Agreement; and (v) the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In connection with the foregoing, we prepared the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Base Prospectus (the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Prospectus Supplement, subject to the assumptions, limitations, and qualifications set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership’s and its general partner’s statements, covenants, and representations contained in the Registration Statement and the Prospectus, (ii) a representation letter provided to us by the Partnership in support of this opinion, and (iii) other information provided to us by the representatives of the Partnership.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm and this opinion in the

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Discussion and under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.